UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 23, 2006

MENTOR CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-7955	41-0950791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mentor Drive
Santa Barbara, California  93111
(Address of principal executive offices, including zip code)

(805) 879-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On March 23, 2006, Mentor Medical Systems BV, a wholly owned subsidiary of Mentor Corporation, borrowed approximately $14 million under the terms of the existing Loan and Overdraft Facility (the "Facility") with Cooperative RaboBank Leiden, Leiderdorp en Oestgstgeest U.A. ("RaboBank"), entered into on October 4, 2005.  The borrowed funds were used to partially fund a dividend of retained earnings under the American Jobs Creation Act of 2004 (see item 8.01 below).

The Facility provides Mentor BV with an initial &euro15 million loan and overdraft facility, which decreases by &euro375,000 quarterly starting in September 2006.  Under the Facility, Mentor BV may borrow up to &euro12.5 million in fixed amount advances, with terms of three to six months, and a further sublimit of up to &euro5 million of loans in fixed amount advances with a term of up to 5 years.  Up to &euro10 million of the Facility may be drawn in the form of U.S. Dollars.  Funds under the Facility are available to Mentor BV to finance certain dividend payments to Mentor Corporation and for other normal business purposes.  Prior to March 23, 2006, there were no borrowings outstanding under the Facility.

Interest on borrowings under the Facility is at a rate equal to 0.55% over the RaboBank base lending rate, Euribor, or LIBOR depending upon the currency and term of each borrowing.  Interest rates on borrowings other than overdrafts, are fixed for the term of the advance.

Borrowings by Mentor BV under the Facility are guaranteed by Mentor's wholly-owned subsidiary, Mentor Medical Systems C.V., through a Joint and Several Debtorship agreement.  In addition, borrowings under the Facility are secured by a mortgage on certain real estate owned by Mentor BV.

The Facility imposes certain financial and operational restrictions on Mentor BV, including financial covenants that require Mentor BV and Mentor Medical Systems CV to maintain a minimum combined defined solvency ratio, a maximum combined debt leverage ratio of not greater than 4 to 1, a senior funded debt ratio of not greater than 2.5 to 1, minimum quarterly operational results, and a minimum interest coverage ratio of greater than 5 to 1.  The Facility also contains customary events of default, including cross default and material or adverse change provisions.  If an event of default occurs, the commitments under the Facility may be terminated and the principal amount and all accrued but unpaid interest and other amounts owed thereunder may be declared immediately due and payable.  As of March 23, 2006, all covenants and restrictions have been satisfied.

Mentor BV paid &euro15,000 in certain fees to the RaboBank upon entry into the Facility, and Mentor BV will be obligated to pay, over the 10 year term of the Facility, a commitment fee of 0.25% of the committed and unborrowed balances.  Fees are payable quarterly in arrears.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 which is incorporated by reference herein.

Item 8.01    Other Events

On March 24, 2006, Mentor Medical Systems, C.V. made a distribution of retained earnings in the total amount of $32 million to its two limited members and two general members, all of which are wholly owned subsidiaries of Mentor Corporation.  This dividend is intended to meet the requirements under the provisions of the American Jobs Creation Act of 2004 and to be eligible for the 85% dividends received deduction.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mentor Corporation

Date: March 29, 2006	By:	/s/Joshua H. Levine
Joshua H. Levine
Chief Executive Officer

Date: March 29, 2006	By:	/s/Loren L. McFarland
Loren L. McFarland
Chief Financial Officer